Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
702-567-7000
Ameristar Casinos reports 4Q and full-year 2010 results
«	Fourth Quarter Consolidated Net Revenues Increased $2.8 Million Year Over Year to $294.1 Million

«	Fourth Quarter Consolidated Adjusted EBITDA Improved $0.1 Million Year Over Year to $77.5 Million

«	Fourth Quarter Adjusted EPS Improved by $0.08 Year Over Year to $0.19

«	Continued Strengthening of Balance Sheet with $26 Million in Fourth Quarter Debt Repayments for a Total of $150 Million in 2010 Repayments
LAS VEGAS, Wednesday, Feb. 9, 2011 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the fourth quarter and year ended December 31, 2010.
“During the fourth quarter, we achieved year-over-year growth in net revenues, Adjusted EBITDA and Adjusted EPS, while maintaining a strong Adjusted EBITDA margin,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer. “Our solid fourth quarter performance in those key financial metrics continued to build on a positive trend that has developed over the course of 2010. Throughout the year, the quarterly year-over-year variances in our financial metrics have steadily improved. This is our second consecutive quarter with year-over-year net revenue growth. We believe the improvement in our key financial metrics is mostly due to the effectiveness and efficiency of our marketing and operations, including the quality of our product and service offerings and cost controls. In addition, we believe the fourth quarter reflected

Please refer to the tables beginning on page 12 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

signs of market stabilization in many of our markets that, together with the strength of our operating strategies, lays the foundation for our return to growth.”
Fourth Quarter 2010 Results
Consolidated net revenues for the fourth quarter improved year over year by $2.8 million, to $294.1 million. For the quarter ended December 31, 2010, promotional allowances decreased $2.3 million (3.1%) from the prior-year fourth quarter. The decrease in promotional allowances was mostly due to more efficient promotional strategies overall, and in particular, promotional spending relating to the November 13, 2009 bridge closure near our East Chicago property. We generated operating income of $44.6 million in the fourth quarter of 2010, compared to an operating loss of $72.0 million in the same period in 2009. The prior-year quarter was adversely impacted by a non-cash impairment charge of $111.7 million for the goodwill related to the acquisition of our East Chicago property. Consolidated Adjusted EBITDA margin held relatively steady, decreasing from 26.6% in the fourth quarter of 2009 to 26.4% in the fourth quarter of 2010.
For the quarter ended December 31, 2010, we had net income of $10.9 million, compared to a net loss in the prior-year fourth quarter of $63.3 million that was attributable to the East Chicago non-cash impairment charge. Adjusted EPS was $0.19 for the quarter ended December 31, 2010, compared to $0.11 for the 2009 fourth quarter. The increase in Adjusted EPS from the prior-year fourth quarter was primarily attributable to lower borrowing costs and depreciation expense.
“We are extremely pleased with the fourth quarter financial results, especially considering that the bridge closure near our East Chicago property adversely affected the full 2010 fourth quarter but only about half of the 2009 fourth quarter, Ameristar St. Charles faced new competition beginning in March 2010 and we had already reached the anniversaries of our new hotel and favorable regulatory changes in Black Hawk prior to this most recent fourth quarter,” said Kanofsky.

The following provides a brief summary of the fourth quarter financial performance of several of our properties on a year-over-year basis (unless otherwise stated):
•	Ameristar St. Charles. Our St. Charles property’s net revenues declined $1.6 million (2.3%) to $66.6 million while Adjusted EBITDA improved $0.1 million (0.5%) to $21.6 million. The effective management of costs and the recapturing of market share during the fourth quarter of 2010 resulted in Adjusted EBITDA growth for the first time since the new competitor entered the St. Louis gaming market in the first quarter of 2010. Additionally, the fourth quarter represented the second consecutive quarter with sequential improvement in net revenues and Adjusted EBITDA. Adjusted EBITDA margin improved 0.9 percentage point to 32.4%.

•	Ameristar East Chicago. The closure of the Cline Avenue bridge in the middle of the 2009 fourth quarter has made access to Ameristar East Chicago less convenient for many of our property’s guests and has significantly impacted results. Nonetheless, in the 2010 fourth quarter, Ameristar East Chicago managed to improve Adjusted EBITDA by $0.9 million (11.8%) to $8.5 million, and Adjusted EBITDA margin by 2.0 percentage points to 15.7%, as compared to the prior-year quarter that was impacted by the bridge closure for only half that period.

•	Ameristar Black Hawk. The fourth quarter of 2010 represented the first period in which each quarter in the year-over-year comparison includes the favorable regulatory changes and the new hotel for the entire quarterly periods. Despite the anniversary of the hotel opening in late September, Ameristar Black Hawk increased net revenues by $2.4 million (6.7%) to $38.3 million. Adjusted EBITDA remained unchanged at $12.5 million. Our quarterly market share surpassed 28% for the first time in the fourth quarter of 2010.

•	Ameristar Council Bluffs and Ameristar Kansas City. Our Council Bluffs and Kansas City properties improved net revenues by $2.6 million (7.3%) and $2.4 million (4.5%), respectively. Adjusted EBITDA increased $0.4 million (2.8%) at our Council Bluffs property and $0.7 million (3.7%) at our Kansas City property. Both properties achieved higher market share in stable markets that produced gross gaming revenue growth during the fourth quarter.

•	Ameristar Vicksburg. Our Vicksburg property declined in all key metrics, mostly due to an unusually low table games hold percentage in the 2010 fourth quarter that adversely impacted Adjusted EBITDA by approximately $1.1 million.
Full Year 2010 Results
Consolidated net revenues for fiscal years 2010 and 2009 were $1.19 billion and $1.22 billion, respectively. Adjusted EBITDA for 2010 was $323.5 million, representing a decrease of $23.0 million (6.6%) from 2009. Adjusted EBITDA margin decreased 1.3 percentage points, from 28.5% in 2009 to 27.2% in 2010. The growth at our Black Hawk property nearly offset the adverse impact of the East Chicago bridge closure, while new competition in the St. Louis market and a generally sluggish 2010 first quarter negatively affected consolidated 2010 results. As 2010 progressed, the quarterly year-over-year variances for net revenues, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS steadily improved. Our lean operating structure, productive marketing strategies, meeting guest expectations for quality of product and service and our ability to successfully respond to the new competitive challenges in various markets contributed to the sequential improvement in the year-over-year comparisons.
For the full year, consolidated net income improved from a loss of $4.7 million in 2009 to net income of $8.6 million in 2010. Adjusted EPS for 2010 was $0.73 per diluted share, compared to $1.22 per diluted share in 2009. Adjusted EPS decreased from the prior year mostly as a result of lower net revenues, a decline in capitalized interest and higher borrowing costs in the first half of 2010. The decrease in 2010 business levels at Ameristar East Chicago, substantially all of which we believe was attributable to the bridge closure, adversely affected Adjusted EPS by $0.18. The increase in net interest expense negatively impacted 2010 Adjusted EPS by $0.16.
Additional Financial Information
Debt. At December 31, 2010, our outstanding debt was $1.54 billion. Net repayments in the fourth quarter of 2010 totaled $26.4 million, including a $25.0 million repayment of a portion of the principal balance outstanding under the revolving credit facility. On November 10, 2010, we retired the $107.0 million outstanding under the non-extended portion of its revolving credit facility by borrowing $87.0 million under the extended revolving credit facility due in August 2012 and utilizing $20.0 million of cash from operations. For the full year 2010, net debt repayments totaled $149.8 million. At December 31, 2010, our total leverage and senior leverage ratios (each as defined in the senior credit facility) were required to be no more than 5.75:1 and 5.25:1, respectively. As of that date, our total leverage and senior leverage ratios were each 4.76:1.
Interest Expense. For the fourth quarter of 2010, net interest expense was $24.7 million, compared to $34.2 million in the prior-year fourth quarter. The decrease is due mostly to the July 2010 expiration of our two interest rate swap agreements and a lower overall debt balance.
Capital Expenditures. For the fourth quarters of 2010 and 2009, capital expenditures were $19.8 million and $25.8 million, respectively. For the years ended December 31, 2010 and 2009, capital expenditures were $58.4 and $136.6 million, respectively.
Dividends. During the fourth quarter of 2010, our Board of Directors declared a cash dividend of $0.105 per share, which we paid on December 30, 2010.
Outlook
“We believe the year-over-year growth in our net revenues is evidence that we are efficiently building on our appeal in our markets through the quality of our overall guest experience,” said Kanofsky. “With the continuation of our key strategies and our ability to maximize revenue flow-through with our dynamic operating model, we are optimistic that 2011 should produce additional top-line and bottom-line growth.”
In the first quarter of 2011, we currently expect:
•	depreciation to range from $26.5 million to $27.5 million.

•	interest expense, net of capitalized interest, to be between $24.5 million and $25.5 million, including non-cash interest expense of approximately $2.3 million.

•	the combined state and federal income tax rate to be in the range of 42% to 43%.

•	capital spending of $10 million to $15 million.

•	non-cash stock-based compensation expense of $3.0 million to $3.5 million.
For the full year 2011, we currently expect:
•	depreciation to range from $105 million to $110 million.

•	interest expense, net of capitalized interest, to be between $98 million and $103 million, including non-cash interest expense of approximately $9 million.

•	the combined state and federal income tax rate to be in the range of 42% to 43%.

•	capital spending of $65 million to $70 million.

•	non-cash stock-based compensation expense of $13.8 million to $14.8 million.

Conference Call Information
We will hold a conference call to discuss our fourth quarter and full year results on Wednesday, February 9, 2011 at 11 a.m. EST. The call may be accessed live by dialing toll-free 888-694-4728 domestically, or 973-582-2745, and referencing conference ID number 33586078. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our website — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link. A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call. In addition, the call will be recorded and can be replayed from 2 p.m. EST, February 9, 2011 until 11:59 p.m. EST, February 23, 2011. To listen to the replay, call toll-free 800-642-1687 domestically, or 706-645-9291, and reference the conference ID number above.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, and “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the highest quality gaming experience and exceptional guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
REVENUES:
Casino	$305,061	$305,044	$1,247,034	$1,254,590
Food and beverage	33,475	31,971	134,854	135,941
Rooms	19,168	19,327	79,403	66,411
Other	6,878	7,680	30,559	32,692

	364,582	364,022	1,491,850	1,489,634
Less: promotional allowances	(70,489)	(72,746)	(302,568)	(274,189)

Net revenues	294,093	291,276	1,189,282	1,215,445

OPERATING EXPENSES:
Casino	136,762	134,787	544,001	556,684
Food and beverage	16,648	16,363	64,451	65,633
Rooms	3,808	3,970	17,591	10,466
Other	2,739	2,900	12,419	14,240
Selling, general and administrative	61,705	61,274	244,964	241,853
Depreciation and amortization	27,249	28,197	109,070	107,005
Impairment of goodwill	—	111,700	21,438	111,700
Impairment of other intangible assets	—	—	34,791	—
Impairment of fixed assets	220	3,822	224	3,929
Net loss on disposition of assets	350	312	255	411

Total operating expenses	249,481	363,325	1,049,204	1,111,921

Income (loss) from operations	44,612	(72,049)	140,078	103,524

OTHER INCOME (EXPENSE):
Interest income	114	125	452	515
Interest expense, net of capitalized interest	(24,668)	(34,232)	(121,233)	(106,849)
Loss on early retirement of debt	—	—	—	(5,365)
Other	808	331	1,463	2,006

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	20,866	(105,825)	20,760	(6,169)
Income tax provision (benefit)	9,945	(42,515)	12,130	(1,502)

NET INCOME (LOSS)	$10,921	$(63,310)	$8,630	$(4,667)

EARNINGS (LOSS) PER SHARE:
Basic	$0.19	$(1.10)	$0.15	$(0.08)

Diluted	$0.18	$(1.10)	$0.15	$(0.08)

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.11	$0.42	$0.42

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	58,253	57,697	58,025	57,543

Diluted	59,458	57,697	58,818	57,543

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	December 31, 2010	December 31, 2009
Balance sheet data
Cash and cash equivalents	$71,186	$96,493
Total assets	$2,061,542	$2,214,628
Total debt, net of discount of $10,315 and $12,779	$1,529,798	$1,677,128
Stockholders’ equity	$351,020	$335,993

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Consolidated cash flow information
Net cash provided by operating activities	$41,750	$7,938	$218,827	$220,182
Net cash used in investing activities	$(24,898)	$(36,372)	$(70,006)	$(172,941)
Net cash used in financing activities	$(32,935)	$(7,197)	$(174,128)	$(24,474)

Net revenues
Ameristar St. Charles	$66,560	$68,127	$267,139	$290,675
Ameristar East Chicago	54,156	55,607	216,514	251,695
Ameristar Kansas City	56,430	54,016	223,404	230,370
Ameristar Council Bluffs	38,328	35,731	154,468	156,421
Ameristar Vicksburg	27,028	28,089	114,516	120,152
Ameristar Black Hawk	38,291	35,876	152,254	103,168
Jackpot Properties	13,300	13,830	60,987	62,964

Consolidated net revenues	$294,093	$291,276	$1,189,282	$1,215,445

Operating income (loss)
Ameristar St. Charles	$14,660	$14,841	$59,658	$71,231
Ameristar East Chicago	4,366	(107,989)	(41,874)	(78,077)
Ameristar Kansas City	14,855	13,987	59,134	61,601
Ameristar Council Bluffs	10,883	10,449	47,027	46,887
Ameristar Vicksburg	7,071	7,529	33,528	32,902
Ameristar Black Hawk	7,598	5,564	33,060	16,003
Jackpot Properties	1,238	1,865	11,526	13,338
Corporate and other	(16,059)	(18,295)	(61,981)	(60,361)

Consolidated operating income (loss)	$44,612	$(72,049)	$140,078	$103,524

Adjusted EBITDA
Ameristar St. Charles	$21,566	$21,450	$86,561	$98,564
Ameristar East Chicago	8,527	7,630	30,405	48,886
Ameristar Kansas City	18,712	18,049	74,209	77,982
Ameristar Council Bluffs	13,670	13,293	58,012	58,517
Ameristar Vicksburg	10,787	11,629	48,709	49,761
Ameristar Black Hawk	12,548	12,554	53,018	35,475
Jackpot Properties	2,696	3,552	17,343	19,844
Corporate and other	(10,976)	(10,735)	(44,764)	(42,494)

Consolidated Adjusted EBITDA	$77,530	$77,422	$323,493	$346,535

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating income (loss) margins (1)
Ameristar St. Charles	22.0%	21.8%	22.3%	24.5%
Ameristar East Chicago	8.1%	-194.2%	-19.3%	-31.0%
Ameristar Kansas City	26.3%	25.9%	26.5%	26.7%
Ameristar Council Bluffs	28.4%	29.2%	30.4%	30.0%
Ameristar Vicksburg	26.2%	26.8%	29.3%	27.4%
Ameristar Black Hawk	19.8%	15.5%	21.7%	15.5%
Jackpot Properties	9.3%	13.5%	18.9%	21.2%
Consolidated operating income (loss) margin	15.2%	-24.7%	11.8%	8.5%

Adjusted EBITDA margins (2)
Ameristar St. Charles	32.4%	31.5%	32.4%	33.9%
Ameristar East Chicago	15.7%	13.7%	14.0%	19.4%
Ameristar Kansas City	33.2%	33.4%	33.2%	33.9%
Ameristar Council Bluffs	35.7%	37.2%	37.6%	37.4%
Ameristar Vicksburg	39.9%	41.4%	42.5%	41.4%
Ameristar Black Hawk	32.8%	35.0%	34.8%	34.4%
Jackpot Properties	20.3%	25.7%	28.4%	31.5%
Consolidated Adjusted EBITDA margin	26.4%	26.6%	27.2%	28.5%

(1)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA
(Dollars in Thousands) (Unaudited)
The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.
Three Months Ended December 31, 2010

			Impairment			Non-
		Depreciation	Loss and Loss		Deferred	Operational
	Operating	and	on Disposition	Stock-Based	Compensation	Professional
	Income (Loss)	Amortization	of Assets	Compensation	Plan Expense (1)	Fees	Adjusted EBITDA

Ameristar St. Charles	$14,660	$6,516	$229	$161	$—	$—	$21,566
Ameristar East Chicago	4,366	4,033	1	127	—	—	8,527
Ameristar Kansas City	14,855	3,704	41	112	—	—	18,712
Ameristar Council Bluffs	10,883	2,663	10	114	—	—	13,670
Ameristar Vicksburg	7,071	3,522	2	192	—	—	10,787
Ameristar Black Hawk	7,598	4,826	—	124	—	—	12,548
Jackpot Properties	1,238	1,260	75	123	—	—	2,696
Corporate and other	(16,059)	725	212	2,776	884	486	(10,976)

Consolidated	$44,612	$27,249	$570	$3,729	$884	$486	$77,530

Three Months Ended December 31, 2009

			Impairment
			Loss and
		Depreciation	(Gain) Loss on		Deferred
	Operating	and	Disposition of	Stock-Based	Compensation	Pre-Opening
	Income (Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Costs	Adjusted EBITDA

Ameristar St. Charles	$14,841	$6,448	$(45)	$206	$—	$—	$21,450
Ameristar East Chicago	(107,989)	3,817	111,719	83	—	—	7,630
Ameristar Kansas City	13,987	3,881	14	167	—	—	18,049
Ameristar Council Bluffs	10,449	2,705	4	135	—	—	13,293
Ameristar Vicksburg	7,529	3,909	19	172	—	—	11,629
Ameristar Black Hawk	5,564	5,126	286	138	—	1,440	12,554
Jackpot Properties	1,865	1,515	37	135	—	—	3,552
Corporate and other	(18,295)	796	3,800	2,555	409	—	(10,735)

Consolidated	$(72,049)	$28,197	$115,834	$3,591	$409	$1,440	$77,422

(1)	Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA — CONTINUED
(Dollars in Thousands) (Unaudited)
For the Year Ended December 31, 2010

			Impairment
			Loss and			Non-
		Depreciation	(Gain) Loss on		Deferred	Operational
	Operating	and	Disposition of	Stock-Based	Compensation	Professional
	Income (Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Fees	Adjusted EBITDA

Ameristar St. Charles	$59,658	$25,902	$319	$682	$—	$—	$86,561
Ameristar East Chicago	(41,874)	15,880	56,035	364	—	—	30,405
Ameristar Kansas City	59,134	14,548	(7)	534	—	—	74,209
Ameristar Council Bluffs	47,027	10,513	9	463	—	—	58,012
Ameristar Vicksburg	33,528	14,545	15	621	—	—	48,709
Ameristar Black Hawk	33,060	19,478	(31)	511	—	—	53,018
Jackpot Properties	11,526	5,185	154	478	—	—	17,343
Corporate and other	(61,981)	3,019	214	10,672	1,779	1,533	(44,764)

Consolidated	$140,078	$109,070	$56,708	$14,325	$1,779	$1,533	$323,493

For the Year Ended December 31, 2009

			Impairment
			Loss and
		Depreciation	(Gain) Loss on		Deferred		One-Time
	Operating	and	Disposition of	Stock-Based	Compensation	Pre-Opening	Property Tax
	Income (Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Costs	Adjustment	Adjusted EBITDA

Ameristar St. Charles	$71,231	$26,550	$(3)	$786	$—	$—	$—	$98,564
Ameristar East Chicago	(78,077)	14,894	111,800	269	—	—	—	48,886
Ameristar Kansas City	61,601	15,653	45	683	—	—	—	77,982
Ameristar Council Bluffs	46,887	11,108	2	520	—	—	—	58,517
Ameristar Vicksburg	32,902	16,121	75	663	—	—	—	49,761
Ameristar Black Hawk	16,003	13,558	286	489	—	3,863	1,276	35,475
Jackpot Properties	13,338	5,964	35	507	—	—	—	19,844
Corporate and other	(60,361)	3,157	3,800	8,958	1,952	—	—	(42,494)

Consolidated	$103,524	$107,005	$116,040	$12,875	$1,952	$3,863	$1,276	$346,535

(1)	Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Dollars in Thousands) (Unaudited)
     The following table sets forth a reconciliation of consolidated net income (loss), a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income (loss)	$10,921	$(63,310)	$8,630	$(4,667)
Income tax provision (benefit)	9,945	(42,515)	12,130	(1,502)
Interest expense, net of capitalized interest	24,668	34,232	121,233	106,849
Interest income	(114)	(125)	(452)	(515)
Other	(808)	(331)	(1,463)	(2,006)
Net loss on disposition of assets	350	312	255	411
Impairment of goodwill	—	111,700	21,438	111,700
Impairment of other intangible assets	—	—	34,791	—
Impairment of fixed assets	220	3,822	224	3,929
Depreciation and amortization	27,249	28,197	109,070	107,005
Stock-based compensation	3,729	3,591	14,325	12,875
Deferred compensation plan expense	884	409	1,779	1,952
Non-operational professional fees	486	—	1,533	—
Loss on early retirement of debt	—	—	—	5,365
Black Hawk hotel pre-opening costs	—	1,440	—	3,863
One-time non-cash adjustment to Black Hawk property taxes	—	—	—	1,276

Adjusted EBITDA	$77,530	$77,422	$323,493	$346,535

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)
     The following table sets forth a reconciliation of diluted earnings (loss) per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Diluted earnings (loss) per share (EPS)	$0.18	$(1.10)	$0.15	$(0.08)
Non-operational professional fees	0.01	—	0.02	—
Impairment loss on East Chicago intangible assets	—	1.15	0.56	1.15
Impairment loss on discontinued expansion projects	—	0.04	—	0.04
Black Hawk hotel pre-opening expenses	—	0.02	—	0.04
Loss on early retirement of debt	—	—	—	0.06
One-time non-cash adjustment to Black Hawk property taxes	—	—	—	0.01

Adjusted diluted earnings per share (Adjusted EPS)	$0.19	$0.11	$0.73	$1.22

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors. The following discussion defines these terms and explains why we believe they are useful measures of our performance.
Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.
Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.
Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees, impairment charges related to fixed and intangible assets, loss on early retirement of debt, pre-opening costs and a one-time Black Hawk property tax adjustment. In future periods, the calculation of Adjusted EBITDA may be different than in this release. The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net income (loss), based upon GAAP.
Adjusted EPS, as used in this press release, is diluted earnings (loss) per share, excluding the after-tax per-share impacts of non-operational professional fees, impairment charges related to intangible assets and discontinued expansion projects, pre-opening expenses, the one-time Black Hawk property tax adjustment and the loss on early debt retirement. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
Limitations on the Use of Non-GAAP Measures
The use of Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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